Exhibit 99.1

LLEX:NYSE MKT

LILIS ENERGY ANNOUNCES FLOW RATES ON THE HIPPO #1H

THE HIPPO #1H RECENT 24-HR RATE OF 1,917 BOEPD, 4,105 ft LATERAL

SAN ANTONIO, TEXAS – June 1, 2017 – Lilis Energy, Inc. (NYSE MKT: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced that the Hippo #1H reach a peak 24hr rate on May 26, 2017 of 1,917 Boepd at 4,105 lateral feet on a three-stream basis, or 1,662 Boepd on a two-stream basis. The well currently is producing at 67% oil; 74% liquids on a three-stream basis.

The Hippo #1H has been online for 46 days and is producing on a restricted choke with more than 1,600 pounds of flowing tubing pressure. The Hippo #1H’s 4,105-foot lateral well was completed with 20 stages of 200-foot plug to plug spacing with approximately 2,200 lbs. of sand per foot. The Hippo #1H has not yet reached a peak 30-day initial production rate.

“The Hippo is our third successful operated horizontal Wolfcamp B well this year, all with IP rates exceeding initial internal projections,” said Avi Mirman, Lilis’s Chief Executive Officer.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31